CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 140 to Registration Statement No. 33-19229 on Form N-1A of our reports dated October 30, 2013, relating to the financial statements and financial highlights of the SSgA High Yield Bond Fund, SSgA Dynamic Small Cap Fund, SSgA Enhanced Small Cap Fund, SSgA Emerging Markets Fund, SSgA International Stock Selection Fund, and SSgA Clarion Real Estate Fund (formerly SSgA Tuckerman Active REIT Fund), appearing in the Annual Reports on Form N-CSR of the SSgA Funds for the year ended August 31, 2013, and to the references to us under the heading “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 20, 2014